Exhibit 10.38

AMENDED AND RESTATED SERVICES AGREEMENT

THIS AMENDED AND RERTATED SERVICES AGREEMENT (this “Agreement”) is effective as of July 6, 2020 (the “Effective Date”), by and between INX Limited a company organized under the laws of Gibraltar (the “Company”) and Paz Diamant (the “Consultant”) (the Company and the Consultant shall sometimes be referred to, each as a “Party” and collectively, as the “Parties”). The Services Agreement between the Company and Consultant dated as of the Effective Date is hereby amended and is replaced in its entirety with this Agreement, effective as of the Effective date.

WHEREAS,	the Company is engaged, inter alia, in the development of a unique marketplace for virtual currency exchange and related technologies (the “Technology”); and

WHEREAS,	the Company desires to engage the Consultant and the Consultant desires to serve the Company as a consultant, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.	Services

1.1.	Commencing as of the Effective Date, the Consultant will act as the Company’s Chief Technology Officer (CTO) and perform such related services and will have such duties, authorities and responsibilities, as delegated by and instructed by the CEO of the Company (the “CEO”). Such services, together with any other services and tasks assigned to the Consultant by the Board of Directors, from time to time shall be referred to herein as the “Services”. The Consultant shall serve in such position until such time as the CEO or the Board of Directors (the “Board”), at their sole discretion, determine otherwise and/or appoint another person to such position.

1.2.	The Consultant acknowledges and agrees that the performance of the Services hereunder may require international travel by Consultant at the Company's request.

1.3.	The execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement and/or undertaking and/or other instrument to which the Consultant is a party, and do not require the consent of any person or entity which has not been obtained prior to the execution hereto.

1.4.	The Consultant represents and warrants that it shall comply with all applicable laws and regulations in the performance the duties and obligations hereunder.

2.	Representations and Warranties; Waiver of Claims

Without derogating from the above, the Consultant hereby represents and warrants to the Company as follows:

2.1.	This Agreement constitutes the legal, valid and binding obligation of the Consultant enforceable against it in accordance with its terms.

2.2.	Neither the execution and delivery of this Agreement nor the provision of the Services to the Company by the Consultant, will conflict with or constitute a default under any prior employment agreement, contract, or other similar instrument to which the Consultant is a party or by which the Consultant is bound (including, but not limited to, non-compete undertakings).

2.3.	The Consultant acknowledges and agrees that the Company may not have the sufficient resources required in order to retain the services of the Consultant, therefore, notwithstanding anything to the contrary in this Agreement, the Consultant hereby irrevocably waives any claims he may have against the Company or against anyone on the Company’s behalf in the event that the Company shall terminate the Consultant’s engagement (prior to or after the execution of the Employment Agreement) due to lack of sufficient funds required in order to engage the Consultant and an adequate technology team.

3.	Compensation

As full consideration for the Services during the Term on this Agreement, the Consultant shall be entitled to the consideration set forth in this Section 3.

The Parties acknowledge that the Company contemplates to initiate an initial public offering for issuance of its tokens (the "Tokens").

“Effectiveness of the Offering” shall mean lapse of 2 months following the declaration by the United States Securities and Exchange Commission of the effectiveness of the registration statement for the initial public offering of the Tokens.

3.1.	Monthly Fee; Employment Agreement. Until the Effectiveness of the Offering, the Company shall pay the Consultant a monthly consulting fee of US$ 1,000 per month (the “Monthly Fee”).

Without derogating from the Parties rights under Section 7 below, following and subject to the Effectiveness of the Offering, the Parties shall enter into an employment agreement (which may be entered via an affiliated entity of the Company or via a third party entity agreed upon by the Parties, subject to applicable law) pursuant to which the Consultant shall be entitled to a monthly gross salary (the “Salary”) of NIS 44,000 per month and to customary social benefits and related payments, subject to applicable law and as defined in Exhibit A hereunder (the “Employment Agreement”). The Employment Agreement shall replace this Agreement and its terms and conditions shall be similar to the terms set forth herein.

3.2.	Option Tokens. Following and contingent upon the Effectiveness of the Offering within the Term of this Agreement, the Consultant shall be entitled to purchase 20,000 Tokens. In addition, following and subject to the Effectiveness of the Offering, Consultant shall be entitled to purchase additional 10,000 Tokens per each full month of Services actually rendered by the Consultant to the Company commencing as of the Effective Date hereof and until the Effectiveness of the Offering (the “Consultancy Option Tokens”). Following and contingent upon the execution of the Employment Agreement, the Consultant shall be entitled to purchase additional 200,000 Tokens (the “Employment Option Tokens”, and together with the Consultancy Option Tokens, the “Option Tokens”).

The exercise price of each Option Token shall be US$ 0.08 (eight cents).

The Option Tokens shall be subject to the terms and conditions determined by the Board and Company’s policies in connection with grant of Tokens (including the execution of a Token lock-up agreement by the Consultant).

The Employment Option Tokens shall be subject to the following vesting schedule: subject to the continuous engagement of the Consultant with the Company, 1/4 of the Employment Option Tokens shall vest on each anniversary of the effective date of the Employment Agreement, such that, subject to the continuous engagement of the Consultant with the Company at such time under the Employment Agreement, all the Employment Option Tokens shall be vested and exercisable upon the 4th anniversary of the effective date of the Employment Agreement.

3.3.	Option Shares. Upon and subject to the adoption of a Share Ownership and Option Plan by the Company (as amended, the “Plan”), execution of the Employment Agreement and the approval of the Board, the Company will grant to the Consultant an option to purchase Ordinary Shares of the Company under the Plan (“Option Shares”) as follows:

An option to purchase 67,158 Option Shares at a price per share equal to the Fair Market Value of the Option Shares at the date of the grant, subject to applicable law (the “Option”).

The Option will vest and become exercisable as follows: subject to the continuous engagement of the Consultant with the Company, 1/5 of the Option Shares shall vest on the first anniversary of the effective date of the Employment Agreement, and additional 1/20 of the Option Shares shall vest at the end of each quarter during the four (4) year period thereafter, such that, subject to the continuous engagement of the Consultant with the Company at such time under the Employment Agreement, the entire Option shall be vested and exercisable upon the 5th anniversary of the effective date of the Employment Agreement.

The Option shall be further subject to the terms of the Plan and the terms and conditions determined by the Board. The management of the Company shall recommend to the Board that the vesting schedule of the Option shall be accelerated upon an acquisition of the Company by an unaffiliated party.

Subject to any applicable law, upon termination of the Employment Agreement at any time, the Company shall have a “Buy Back option” over the Option Shares (the “Buy Back Option”) entitling the Company, at the sole discretion of the Board, to purchase from the Consultant the Option Shares or any portion thereof (including without limitation, Option Shares that were vested or exercised) in consideration for the Fair Market Value of the Option Shares purchased by the Company at the time of the exercise of the Buy Back Option. The Consultant shall have no right or claim in connection with the exercise of the Buy Back Option by the Company at the sole discretion of the Board.

3.4.	Annual bonus payment. The Parties agree that the Employment Agreement shall determine that, once a year, the Consultant may be entitled to receive an annual bonus payment in the amount equal to up to 4 times the Salary, subject to the achievement of certain milestones which will be determined by the Board and the CEO at their sole discretion and to the approval of the Board.

3.5.	Bonus payment upon acquisition transaction. Upon the acquisition of the Company by a non-affiliated entity in consideration for no less than US$ 50 million, the Consultant shall be entitled to a one-time bonus payment of US$ 250,000.

3.6.	The Monthly Fee shall be paid 30 days following the receipt by the Company, at the beginning of each month, of a duly issued invoice from the Consultant in relation to the preceding month.

3.7.	All payments made by the Company to the Consultant hereunder include all taxes levied or imposed upon on or in connection with the Services and said payments shall be solely made against proper invoices in accordance with applicable law.

3.8.	The Consultant shall be solely responsible to pay all taxes, levies, social benefits and any other payments required by law due in connection with this Agreement (including without limitation, the grant of the Option Tokens and the Option Shares to Consultant), provided, however, that the Company may withhold all amounts as required by applicable law from payments hereunder or in connection with this Agreement.

3.9.	The Consultant shall not be entitled to receive any other right, compensation or payment from the Company, other than as expressly stated in this Section 3.

4.	Proprietary Rights

4.1.	The Consultant agrees and declares that the Technology and any and all products, improvements, derivations, materials, processes, techniques, know-how and/or proceeds and any and all inventions, ideas, discoveries, concepts, works of authorship, designs, data results or initiatives conceived, conducted, developed, reduced to practice, compiled, created, written, authored, made and/or produced by the Consultant, alone or jointly with others, pursuant to, in connection with, resulting or arising from this Agreement and/or the provision of the Services to the Company, or trade secrets of the Company, whether within the scope of the provision of the Services hereunder to the Company or otherwise and whether during the Term of this Agreement, prior thereto or thereafter, directly or indirectly related to the Technology of the Company as currently conducted and/or proposed to be conducted (the “Inventions”) and any and all right, title and interest in and to the Inventions, including without limitation, all patents, copyrights, trademarks, trade names, moral rights and other intellectual, industrial and/or proprietary rights and applications, extensions and renewals thereof (together with the Inventions, the “Proprietary Rights”), shall be the sole and exclusive property of the Company, its successors and assigns (for the purpose of this Section 4, collectively, the “Company”), and that the Consultant will not have any rights or title whatsoever thereto. All works authored by the Consultant pursuant to this Agreement, including, without limitation, the Inventions, shall be deemed “works made for hire”.

4.2.	If and to the extent the Company’s sole and exclusive ownership of the Proprietary Rights, in whole or in part, is not recognizable for any reason whatsoever, the Consultant hereby irrevocably transfers and assigns to the Company, solely and exclusively, all his rights, title and interest now and hereafter acquired in and to all Proprietary Rights (without any payments, liabilities or restrictions to any person or third party) in any and all media now known or hereafter devised, and all claims and causes of action of any kind with respect to any of the foregoing, throughout the world in perpetuity, and, when not otherwise assignable herein, agrees and undertakes to assign in the future to the Company all right, title and interest in and to any and all such Proprietary Rights (and all proprietary rights with respect thereto) and further undertakes to execute all necessary documentation and take all further action as may be required in order to perform such assignment, at the Company’s expense.

4.3.	In the event that pursuant to any applicable law the Consultant retains any rights in and to the Proprietary Rights that cannot be assigned to the Company, the Consultant hereby unconditionally and irrevocably waives the enforcement of all such rights, and all claims and causes of action of any kind with respect to any of the foregoing and agrees, at the request and expense of the Company, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights, if any.

4.4.	In the event that the Consultant retains any rights in and to Proprietary Rights that cannot be assigned to the Company and cannot be waived, the Consultant hereby grants the Company an exclusive, perpetual, worldwide, royalty-free license to exploit, use, develop, perform, modify, change, reproduce, publish and distribute, with the right to sublicense and assign such rights, and all claims and causes of action of any kind with respect to any of the foregoing, in and to the Proprietary Rights, in any way the Company sees fit and for any purpose whatsoever. Without derogating from the above, the Consultant hereby forever waives and agrees never to assert any and all rights of paternity or integrity, any right to claim authorship of any Invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, even after termination of his work on behalf of the Company.

4.5.	Without derogating from the above, any and all material (including, without limitation, software, designs, documentation, memoranda, notes, reports, manuals, patterns, programs, specifications, prototypes, formulas, drawings, records, data or other technical or proprietary information), and any copies or abstracts thereof, whether or not of a secret or confidential nature, furnished to the Consultant by the Company or conceived, conducted, developed, reduced to practice, compiled, created, written, authored, made and/or produced by the Consultant, alone or jointly with others, pursuant to, in connection with, resulting or arising from this Agreement and/or the provision of Services to the Company, or trade secrets of the Company, whether within the scope of the consultancy with the Company or otherwise and whether during the Term of this Agreement, prior thereto or thereafter, directly or indirectly related to the Technology of the Company as currently conducted and/or proposed to be conducted, is and shall remain the sole and exclusive property of the Company. Such property while in the Consultant’s custody or control shall be maintained in good condition at the Consultant’s expense.

4.6.	The Consultant will promptly disclose to the Company fully and in writing all Inventions.

4.7.	The Consultant hereby agrees and undertakes to provide the Company or any person designated by the Company all such information, to execute all necessary documentation and to take all further action as may be required to perfect the rights referred to herein, including, without limitation, any assignment of rights to the Company or the obtaining or enforcing any intellectual property rights, if applicable, in any and all countries, provided, that the Company will compensate the Consultant at a reasonable rate for time or expenses actually spent by him at the Company’s request on such assistance. Without derogating from any of the Consultant’s obligations hereunder, the Consultant hereby appoints any officer of the Company as its duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority.

4.8.	The Consultant’s undertakings in this Section 4 shall remain in full force and effect after termination or expiration of this Agreement for any reason whatsoever or any renewal thereof.

5.	Indemnification

5.1.	The Consultant is an independent contractor and shall not represent himself to be an agent, employee or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company and the Consultant and neither Party shall be held liable for the debts or obligations of the other.

5.2.	The Consultant hereby undertakes to indemnify and reimburse the Company for any amounts claimed or levied on the Company (including related costs and expenses) due to taxes, social insurance payments, pension payments, health insurance and any other such payments resulting from any payment made by the Company to the Consultant under this Agreement.

5.3.	Without derogating from the above, in the event that, notwithstanding the Parties’ representations and undertakings hereunder, the Consultant or anyone on his behalf, shall claim, or a court of competent jurisdiction shall determine, the existence of employer-employee relationship between the Consultant and the Company, then the following provisions shall apply: (i) the Consultant's monthly salary for such claimed or determined period of employer-employee relationship shall be equal to 70% (seventy percent) of the Monthly Fee due to the Consultant as consideration for the Services hereunder (for the purposes of this Section 5.3, the “Monthly Salary”); and (ii) the Monthly Salary shall be deemed to constitute all of the Company’s liabilities and obligations towards the Consultant, of any source or origin, with respect to and in connection with said employer-employee relationship, except for such rights with respect to which global compensation may not be determined pursuant to applicable law; The Company shall be entitled to set-off any amount due to it pursuant to this Section 5.3 from any amount due to Consultant pursuant to this Agreement.

6.	Confidentiality

6.1.	The Consultant represents and warrants that he will keep the terms and conditions of this Agreement strictly confidential and will not disclose it or provide a copy of this Agreement or any part thereof to any third person unless and to the extent required by applicable law.

6.2.	Any and all information and data of a proprietary or confidential nature concerning the business or financial activities of the Company or its technology, including, without limitation, the Technology, or products (whether current or future), whether in oral, written, graphic, machine-readable form, or in any other form, including, without limitation, proprietary, business, financial, technical, development, product, marketing, sales, price, operating, performance, cost, know-how and process information, trade secrets, patents, patent applications, copyrights, ideas and inventions (whether patentable or not), and all record bearing media containing or disclosing such information and techniques, disclosed to or otherwise acquired by the Consultant in connection with this Agreement and any and all Proprietary Rights (collectively, “Confidential Information”) is and shall remain the sole and exclusive property of the Company.

6.3.	At all times, both during the term of this Agreement and thereafter, the Consultant: (i) will keep the Confidential Information strictly confidential and will not disclose it, or any part thereof, provide any documentation with respect thereto, or any part thereof, directly or indirectly, to any third party, without the prior written consent of the Company or unless and to the extent required by applicable law; and (ii) will not use any Confidential Information or anything relating to it without the prior written consent of the Company, except and to the extent as may be necessary in the ordinary course of performing his duties and obligations hereunder and in the best interests of the Company.

Notwithstanding the foregoing, the Consultant shall not be obligated to maintain the confidentiality of the Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of the Consultant; (ii) is authorized, in writing, by the Company for release; (iii) was lawfully in the Consultant’s possession before receipt from the Company, as evidenced by the Consultant through written documentation; (iv) is lawfully received by the Consultant from a third party without a duty of confidentiality; or (v) reflects information and data generally known within the industries or trades in which the Company transacts business.

6.4.	At all times, both during the term of this Agreement and thereafter, the Consultant will keep in trust all Confidential Information. In the event of the termination of this Agreement for any reason, or upon the Company’s earlier request, the Consultant will promptly deliver to the Company all materials referred to herein and the Consultant shall not retain or take any materials, or any reproduction thereof containing or pertaining to Confidential Information.

6.5.	The Consultant recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during the Term of this Agreement and after its termination, the Consultant undertakes to keep any and all such information in strict confidence and trust, and he will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties hereunder and consistent with the Company’s agreement with such third party. Upon termination of this Agreement, the Consultant shall act with respect to such information as set forth in Section 6.4.

7.	Term and Termination

7.1.	This Agreement shall be in effect as of the Effective Date and shall continue in full force and effect for an undefined period, unless and until terminated as hereinafter provided (the "Term").

7.2.	This Agreement may be terminated by either Party by thirty (30) days prior written notice to the other Party (“Notice Period”). The Parties agree that the Employment Agreement shall include a notice period of 60 days.

7.3.	In the event that a notice of termination is delivered by either Party hereto, the following shall apply:

(i) During the Notice Period, the Consultant, shall be obligated to continue to provide the Services to the Company.

(ii) Notwithstanding the provisions of Section 7.3 (i) above to the contrary, by notifying the Consultant concurrently with or at any time after a notice of termination is delivered by either party hereto, Company shall be entitled to waive the receipt of all or part of the Services during the Notice Period. Notwithstanding the foregoing, the Company shall pay the Consultant the Monthly Fee until the end of the Notice Period.

For the removal of doubt, it is clarified that as of the time in which the Consultant discontinues to provide the Services, he shall immediately return to Company any and all equipment.

7.4.	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement at any time, effective immediately, without need for prior written notice, and without derogating from any other remedy to which the Company may be entitled, for Cause. For the purposes of this Agreement, the term “Cause” shall mean, but shall not be limited to: (i) a material breach by Consultant of any term of this Agreement; (ii) any breach by Consultant of his fiduciary duties to the Company, including, without limitation, any material conflict of interest for the promotion of Consultant’s benefit; (iii) Consultant fraud, felonious conduct or dishonesty; (iv) Consultant’s embezzlement of funds of the Company; (v) any conduct by Consultant which is materially injurious to the Company, monetary or otherwise; (vi) Consultant’s conviction of any felony; (vii) Consultant’s misconduct, gross negligence or willful misconduct in performance of his duties and/or responsibilities hereunder; or (viii) Consultant’s refusal to perform his duties and/or responsibilities hereunder for any reason other than illness or incapacity, or Consultant’s disregard or insubordination of any lawful resolution and/or instruction of the Board of Directors or executive management of the Company with respect to Consultant’s duties and/or responsibilities towards the Company.

7.5.	Upon termination of this Agreement, the Consultant shall cooperate with the Company and use his best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Consultant’s responsibilities. At the option of the Company, the Consultant shall, during such period, either continue with his duties or remain absent from the premises of the Company, subject to applicable law.

8.	Non Competition; Non Solicitation

8.1.	Consultant agrees and undertakes that he will not, during the Term of this Agreement, the term of the Employment Agreement, and for three (3) months thereafter, compete or assist others to compete, whether directly or indirectly, with the business of the Company, as currently conducted and/or proposed to be conducted.

8.2.	Consultant agrees and undertakes that he will, during the Term of this Agreement, the term of the Employment Agreement, and for six (6) months thereafter, neither solicit for employment or any other engagement nor employ or otherwise engage any person employed by the Company on the date of such termination or during the preceding six (6) months, personally or in any business in which he is an officer or director, for any purpose or in any place.

If any one or more of the terms contained in Sections 8.1 and 8..2 shall, for any reason, be held to be excessively broad with regard to time, geographic scope or activity, such term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

9.	Survival

The provisions of Sections 4, 5, 6 and 8 shall survive the termination of this Agreement for any reason whatsoever or any renewal thereof.

10.	Notices

10.1.	Any and all notices and communications in connection with this Agreement shall be in writing, addressed to the addresses provided by the Parties hereunder.

10.2.	All notices shall be given by email, registered mail (postage prepaid), or otherwise delivered by hand or by messenger to the Parties’ respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 10 shall be deemed received: (i) if sent by email, upon 1 (one) business day of submission; (ii) if sent by registered mail, upon 3 (three) days of mailing, and (ii) if sent by messenger, upon delivery.

11.	Miscellaneous.

11.1.	Headings; Interpretation. Section headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

11.2.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to the subject matters hereof.

11.3.	Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.4.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of Gibraltar, without giving effect to the rules with respect to conflicts-of-law. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder shall be resolved exclusively by the competent courts of Gibraltar and each of the Parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

11.5.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determined shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.6.	Successors and Assign; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. Neither this Agreement or any of the Consultant’s rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Consultant without the prior consent in writing of the Company, except by will or by the laws of descent and distribution

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Services Agreement as of the date first above-mentioned.

INX LIMITED	PAZ DIAMANT

By: Alan Silbert, Director
Date: ________________	Date: ________________

Exhibit A

Terms to be included in the Employment Agreement

1. Name:	Paz Diamant
2. Position:	CTO
3. Scope of Employment:	Full Time Position
4. Salary:	Gross salary of NIS 44,000 per month (such amount includes global compensation for overtime work).
5. Annual Vacation:	21 days per month.
6. Sick Leave:	Pursuant to applicable law.
7. Managers Insurance:	Subject to applicable law. Payment shall commence immediately upon the effective date of the Employment Agreement.
8. Education Fund:	The education fund's contributions shall be made as of the effective date of the Employment Agreement and shall be made with respect to the portion of the Salary not exceeding the maximum amount which is exempted from taxes.
9. Travel Expenses/ Parking:	Travel expenses according to Company’s policy. Parking place to be provided by the Company.
10. Bonuses:	As defined at clause 3.4 and 3.5 of this Agreement.
11. Notice Period:	60 days.
12. Other Benefits:	10BIS card pursuant to the Company's policy (or, alternatively, at Company’s election, additional payment of 700 NIS per month)
13. Options:	As defined at clause: 3.2 and 3.3